EXHIBIT 10.6

Amended and Restated

Summary of Non-Employee Director Compensation

Each of the non-employee members of the Company’s Board of Directors currently receives a fee of $10,000 annually.  Additionally, each non-employee director receives a fee of $600 for each Board of Director and committee meeting they attend in person or by telephone participation.  Each committee Chairman also receives an additional fee of $1,500 annually, other than the Chairman of the Audit Committee, who receives an additional fee of $2,500 annually.  The Chairman of the Board of Directors receives an additional fee of $5,000 annually.  The one director who is also a salaried employee of the Company (i.e., the CEO) does not receive any separate compensation for his services as a director of the Company or of its subsidiaries.